CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 27, 2010, accompanying the financial statements of Intermediate Corporate Investment Grade Trust, Series 39 (included in Van Kampen Unit Trusts, Taxable Income Series 169) as of March 31, 2010, and for the period from April 15, 2009 (date of deposit) through March 31, 2010 and the financial highlights for the period from April 15, 2009 (date of deposit) through March 31, 2010, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-157806) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 27, 2010